STARTEK

February 4, 2020

Wayne White
868 Amanda Pines Drive
Parker, CO 80138

Dear Wayne;

This letter sets forth the substance of the separation agreement (the "Agreement") which STARTEK, Inc. (the "Company") is offering to you to aid in your employment transition.

1. **SEPARATION.** By mutual agreement of the parties, you shall resign your employment and your last day of work and employment with the Company shall be **February 28, 2020** (the "Separation Date").

2. **ACCRUED SALARY.** On the first regular pay date following your Separation Date the Company will pay you all accrued salary earned through the separation date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

3. **SEVERANCE PAYMENTS.** As set forth in your Employment Agreement dated August 8, 2018, as amended, the Company will pay you, USD **$280,000.00** as the equivalent of **twelve (12) months** of your base salary in effect as of the Separation Date ("Severance Payment"). The Severance Payment, subject to applicable deductions, shall be payable in three equal installments to be paid on or before May 1, June 1, and July 1, 2020.

4. **2019 BONUS.** In exchange for your execution of this Agreement, the Company agrees to pay you a 2019 Annual Bonus, such amount to be based on actual performance as determined by the Company Board of Directors in good faith in accordance with the terms of the 2019 Executive Incentive Plan and consistent with the calculation methodology for all other executives, for which the current estimates range between 80% - 100% payout, which if the performance is validated by the final numbers and approved by the Board would equate to a payout of 134,400 to 168,000 USD. The parties expressly recognize and agree that any bonus payout and the amount thereof lies within the sole discretion of the Company Board of Directors and any estimate set forth herein is not a guarantee that such amounts or any amounts will be approved. Any bonus shall be paid in a lump sum no later than March 31, 2020.

5. **HEALTH INSURANCE.** As set forth in your Employment Agreement dated December 12, 2013, as subsequently amended, provided that you are eligible for and timely elect continuation of health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), for a period of twelve (12) months following the Separation Date, Company shall reimburse you for a portion of the cost of your COBRA premiums that is equal to, but does not exceed, Company's monthly percentage contribution toward your health benefit premiums as of

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the Separation Date. However, Company's obligation hereunder will cease immediately in the event you become eligible for group health insurance during the twelve (12) month period following the Separation Date. You hereby agree to promptly notify Company if you become eligible to be covered by group health insurance during such time.

6. **STOCK AWARDS.** Pursuant to your stock award grant(s) and the plan(s) governing those grant(s) (the "Plan"), the remaining 50% of any unvested stock awards shall vest as of your Separation Date. Any right to exercise any vested shares will be as set forth in your stock award grant notice, the stock award agreements, and the Plan, as amended, and nothing in this Agreement is intended to alter, modify or abrogate the terms of those documents.

7. **OTHER COMPENSATION OR BENEFITS.** You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions other than as provided for in this agreement. Furthermore, by signing this Agreement you acknowledge that you have been paid for all hours worked and that you have not worked any overtime hours, if applicable, for which you have not received compensation.

8. **EXPENSE REIMBURSEMENTS.** You agree that, within seven (7) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. **RETURN OF COMPANY PROPERTY.** By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, pda's, vpn keys, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). The sole exception will be the current laptop provided by the company, which you may keep provided all company documents and records will be removed and moved to Startek OneDrive storage. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and you agree to provide the

Company access to your system as requested to verify that the necessary copying and/or deletion is done. You agree that, after the Separation Date, you will neither use nor possess Company property. **Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.**

10. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employees, consultants, or independent contractors.

11. NON RE-HIRE. You agree that the Company has no obligation, contractual or otherwise, to rehire, re-employ, recall, or hire you in the future. You agree to and do waive any claim you may have for employment by Company, and you further agree that failure to reinstate or hire you in the future will not subject the Company to liability of any kind.

12. NON-DISCLOSURE AND NON-SOLICITATION COVENANT. These covenants are agreed to by you in exchange for the Severance Payment set forth above, the trade secrets and confidential information you acknowledge you have received, are, or will be receiving, specialized training, and all other good and valuable consideration. These covenants are designed to protect the legitimate business interests of the Company and are predicated on your high-level position with the Company, which you acknowledge falls within the category of executive or management personnel or officers and/or professional staff to executive and management personnel. You covenant and agree to maintain in the strictest confidence and not to use in any way at any time (including without limitation in any future business relationship), publish, disclose or authorize anyone else to use, publish or disclose, any trade secrets or confidential information of the Company or its customers or employees relating in any manner to the business or affairs of Company, its employees and/or its affiliates, including without limitation, any information regarding customer and employee identification or contacts, customer preferences and business arrangements, employee skill sets, any past, present, or intended compensation, benefits, policies and incentives for employees of the Company, the management and reporting structure of the Company, and any other information not generally available to the public pertaining to Company's business operations which gives it an advantage over competitors, such as financial and operational information and data, operational plans and strategies, business and marketing strategies and plans for various products and services. You further covenant and agree that you will not, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, corporation, agents, contractors or recruiters, or any of their successors, employees or assigns) do any the following: (i) For a period of twelve (12) months following the Separation Date, hire, solicit, encourage or induce any employee of the Company to leave or terminate his or her employment with the Company; (ii) For a period of twelve (12) months following the Separation Date solicit business or attempt to solicit business from any current or prospective customer, partner, client, supplier, investor, vendor, consultant or

independent contractor of the Company, whose business was solicited, serviced or maintained by the Company and with whom you had contact during the twelve (12) months preceding your separation, or encourage any such person to terminate, reduce or negatively alter his, her or its relationship with the Company.

13. **NON-COMPETITION/REFERENCE.** The Company expressly waives any non-competition provisions under the terms of your Employment Agreement. The Company agrees that a favorable letter of recommendation shall be provided upon request.

14. **NO ADMISSIONS.** You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. **RELEASE OF CLAIMS.** In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, in their individual, corporate and official capacities, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) any claims whatsoever against the Company or those released above by this Release of Claims arising before you sign this Agreement; (c) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action, employment or otherwise, including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney's fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended, the Worker Adjustment and Retraining Notification Act, the Colorado anti-discrimination statute, any other state or local employment, discrimination, or labor code, and the Equal Pay Act, of 1963, as amended; (e) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (f) all tort claims, including, but not limited to, claims for assault, battery, invasion of privacy, fraud, defamation, emotional distress, and discharge in violation of public policy. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. You further agree that in the event you bring a claim or charge covered by this release, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law. Furthermore, you agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a

member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement. If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class.

16. ADEA WAIVER AND RELEASE.

a. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have **twenty-one (21) days** to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have **seven (7) days** following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date"). If you chose to revoke the Agreement, you must send written notice of the revocation by certified mail, return receipt requested, to **Doug Tackett, Global Chief Legal and Compliance Officer & Secretary, Carrara Place, 6200 South Syracuse Way, Suite 485, Greenwood Village, CO 80111**.

b. You acknowledge and agree that you are signing the Agreement voluntarily and without any other promises or agreements from the Company.

17. REPRESENTATIONS. You hereby represent that, except as expressly provided in this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

18. REMEDY. This Agreement does not prevent you from filing a charge of discrimination with the Equal Employment Opportunity Commission or similar state or local agency, although by signing this Agreement, you waive your right to recover any damages or other relief in any claim or suit brought by you or by or through the Equal Employment Opportunity Commission, or any other state or local agency on your behalf under any federal, state or local discrimination law, except where prohibited by law. You agree that, if you bring any kind of lawsuit against the Company asserting a claim that you have given up by signing this Agreement, then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Company in defending against your claim.

19. **MISCELLANEOUS.** This Agreement, along with your Employment Agreement except to the extent specifically modified hereunder, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

We wish you the best in your future endeavors.

Sincerely,

STARTEK, INC.

By: ______________________

SM Gupta, Chief People Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

AGREED:

Wayne White
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Wayne White

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Signature

Feb 4, 2020
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Date